IET Recast

Exhibit 99.1

Financial Supplement - Baker Hughes and Baker Hughes Holdings LLC *(unaudited)*

Table 1. Consolidated Revenue by Reporting Segment and Product Line *($ in millions)*

Oilfield Services & Equipment[1]	FY 2021	1Q 2022	2Q 2022	3Q 2022	4Q 2022	FY 2022	1Q 2023	2Q 2023	3Q 2023
Well Construction	$ 3,301	$ 883	$ 936	$ 991	$ 1,043	$ 3,854	$ 1,061	$ 1,076	$ 1,128
Completions, Intervention & Measurements	3,106	781	886	920	972	3,559	909	1,090	1,085
Production Solutions	3,135	825	866	931	965	3,587	938	959	967
Subsea & Surface Pressure Systems	2,486	528	541	561	599	2,230	670	752	770
Total Oilfield Services & Equipment	**12,028**	**3,017**	**3,230**	**3,403**	**3,579**	**13,229**	**3,577**	**3,877**	**3,951**
Industrial & Energy Technology[1]									
Gas Technology Equipment	3,039	575	554	614	856	2,599	831	968	1,227
Gas Technology Services	2,696	580	542	629	689	2,440	591	658	637
Total Gas Technology	5,735	1,155	1,097	1,242	1,545	5,039	1,422	1,626	1,865
Industrial Products	1,598	394	427	429	447	1,697	423	506	520
Industrial Solutions	880	216	210	214	244	884	222	242	243
Controls[2]	217	43	54	53	58	208	40	1	—
Total Industrial Technology	2,695	653	691	696	750	2,789	685	749	763
Climate Technology Solutions	43	11	29	29	30	98	31	62	63
Total Industrial & Energy Technology	**8,473**	**1,818**	**1,816**	**1,967**	**2,325**	**7,926**	**2,138**	**2,438**	**2,691**
Total Revenue	**$ 20,502**	**$ 4,835**	**$ 5,047**	**$ 5,369**	**$ 5,905**	**$ 21,156**	**$ 5,716**	**$ 6,315**	**$ 6,641**

[1] *Reporting segment*
[2] *Sale of Nexus Controls business completed in April 2023*

Copyright 2023 Baker Hughes Company. All rights reserved.
Note: certain columns and rows may not add up due to the use of rounded numbers.

Baker Hughes

Financial Supplement - Baker Hughes and Baker Hughes Holdings LLC (unaudited) Copyright 2023 Baker Hughes Company. All rights reserved. IET Recast Oilfield Services & Equipment1 FY 2021 1Q 2022 2Q 2022 3Q 2022 4Q 2022 FY 2022 1Q 2023 2Q 2023 3Q 2023 Total Oilfield Services & Equipment $ 11,798 $ 3,270 $ 3,392 $ 3,707 $ 3,721 $ 14,089 $ 4,100 $ 4,192 $ 4,178 Industrial & Energy Technology1 Gas Technology Equipment 3,832 2,086 833 822 2,455 6,195 1,709 1,547 2,813 Gas Technology Services 2,898 671 787 713 791 2,961 696 776 724 Total Gas Technology 6,730 2,756 1,620 1,535 3,245 9,156 2,405 2,324 3,537 Industrial Products 1,730 486 453 423 471 1,833 528 550 477 Industrial Solutions 989 232 270 262 262 1,025 271 255 271 Controls2 206 43 57 49 92 241 66 — — Total Industrial Technology 2,925 762 779 734 824 3,099 865 806 748 Climate Technology Solutions 215 49 69 89 219 425 263 152 49 Total Industrial & Energy Technology 9,870 3,567 2,467 2,357 4,289 12,680 3,533 3,282 4,334 Total Orders $ 21,668 $ 6,837 $ 5,860 $ 6,063 $ 8,009 $ 26,770 $ 7,632 $ 7,474 $ 8,512 Table 2. Orders ($ in millions) Note: certain columns and rows may not add up due to the use of rounded numbers. Exhibit 99.1 1 Reporting segment 2 Sale of Nexus Controls business completed in April 2023